M&F Bancorp, Inc. Declares Dividend for 1st Quarter

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors approved a two and one half cent ($0.025) per share quarterly dividend. Each shareholder of record as of the close of business on April 17, 2009 is entitled to receive $0.025 for each share of common stock held at the close of business on this date. The payment date is Friday, April 24, 2009.

James A. Stewart, Chairman of the Board, said “We appreciate our very loyal shareholders and recognize that we have an ongoing responsibility to provide our shareholders with a reasonable return on their investment.  However, we also know that our shareholders expect us to take proactive measures to protect the company’s capital position and to strengthen its long term success.   Mechanics and Farmers Bank has played a vital role in supporting businesses and providing funding for families to achieve their goals of home ownership, education and an improved quality of life.  In this unprecedented, challenging and uncertain economic environment, it’s imperative that M&F continue to meet those needs, while maintaining the safety and security expected of an organization with a 101 year legacy of success. Making a dividend adjustment at this time supports our ability to do so.  The company hopes to return to a more normalized dividend as soon as practicable after the environment has stabilized.

M&F Bancorp, Inc., a bank holding company with assets of approximately $271.6 million as of December 31, 2008, is the parent company of Mechanics and Farmers Bank (“M&F Bank”) which has nine banking centers: Durham (3), Raleigh (2), Winston-Salem, Greensboro, and Charlotte (2). The company's common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol "MFBP." For additional information contact M&F Bank Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, North Carolina at 919-687-7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of M&F Bancorp, Inc. and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, the financial success or changing conditions or strategies of M&F Bancorp, Inc.’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.  Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in M&F Bancorp, Inc.’s  filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports of Form 10-Q and current reports on Form 8-K.  M&F Bancorp, Inc. undertakes no obligation to revise or update these statements following the date of this release.

Source: M&F Bancorp, Inc.
Contact: M&F Bancorp, Inc.
        Lyn Hittle, 919-687-7800, ext. 547
                    fax: 919-687-7821
                            lyn.hittle@mfbonline.com